Exhibit 11.3

[Nomura Holdings, Inc.]	[Translation]

Rules on Trading, etc., of Nomura Holdings Stocks, etc. by Nomura Group’s Officers and Employees

Chapter I General Provisions

(Purpose)

Article 1

These Rules shall apply to the administration of Corporate Confidential Information on Nomura Holdings Inc. (Hereinafter referred to as “NHI”) and the trading of Nomura Holdings Stocks, etc. (Hereinafter referred to “NHI shares, etc.”) on the accounts of Nomura Group’s Officers and Employees. The purpose of the Rules is to set out the basic issues concerning the trading of NHI shares, etc., to prevent inappropriate transactions in NHI shares etc., and to ensure robust asset formation by Nomura Group’s Officers and Employees and to contribute to the correct business operations of the Nomura Group.

(Definitions)

Article 2	As used in these Rules, “Nomura Group” refers to the companies stated in Article 2 of the Regulations of Nomura Group Management Structure.

2. As used in these Rules, the term “Officer” means Directors, Executive Officers, Senior Managing Directors, Principle Managing Directors (excluding Principle Managing Directors who are employees.), SMD, Corporate Auditors, and other equivalent persons.

3. As used in these Rules, the term “Employee(s)” means the employees of each Nomura Group company and other persons who are in a delegated or employment relationship with each Nomura Group company.

4. As used in these Rules, the term “Corporate Confidential Information” means information that falls under the category of Corporate Confidential Information as stated in Article 1 (4) (14) of the Cabinet Office Ordinance on Financial Instruments Business, as amended.

5. As used in these Rules, the term “NHI shares, etc.” means the shares and warrants issued by Nomura Holdings, Inc. (excluding stock options as defined in paragraph 6) and related equity instruments (including foreign currency-denominated securities of a similar nature) and corporate bonds, Listed Investment Securities (ETN), and related products thereto (including foreign currency-denominated securities of a similar nature) issued by Nomura Holdings, Inc. and subsidiaries of Nomura Holdings, Inc.(excluding listed subsidiaries)

6. As used in these Rules, the term “stock option” means share options issued by Nomura Holdings, Inc. to Nomura Group’s officers and employees.

7. As used in these Rules, the term “Open Window Period” means a period within 10 business days counting from the day following the date on which Nomura Holdings, Inc. announces its financial results (This includes semi-annual results and quarterly results. The same shall apply hereinafter)

8. As used in these rules, the term “NHI Screening Directors” means a person who conducts an examination as to allow the trading of NHI shares, etc., and who is the Chief Financial Officer (CFO), the Director in charge of Legal and the Internal Administration Supervisor of Nomura Holdings, Inc.

(Compliance with Laws and Regulations)

Article 3

When Nomura Group’s Officers and Employees trade NHI shares, etc., they must comply with the Financial Instruments and Exchange Act and other laws and regulations, as well as the rules of the Japan Securities Dealers Association, stock exchanges and internal rules.

[Nomura Holdings, Inc.]	[Translation]

Chapter II Control of Corporate Confidential Information in relation to NHI

(Managing Corporate Confidential Information)

Article 4

If an employee of Nomura Group acquires Corporate Confidential Information in relation to Nomura Holdings, Inc., they shall immediately report this to their Department Head (For Nomura Asset Management, they shall report it to the Corporate Information Management Officer).

2. Each Nomura Group company is required to assign a person who is responsible for managing of Corporate Confidential Information in relation to Nomura Holdings, Inc. (Hereinafter referred to as “Information Manager”). The Department Head who has received the report set forth in the preceding paragraph shall report it to the Information Manager.

3. Notwithstanding the preceding two paragraphs, the overseas subsidiaries of Nomura Group shall make the report to the persons specified in each region.

4. Information Manager and persons designated in each region as set forth in the preceding paragraphs shall report the possession by the relevant employee of Corporate Confidential Information to the Compliance Administration Supervisor

5. If a Nomura Group Officer acquires a Corporate Confidential Information related to Nomura Holdings, Inc., they must report this to the Compliance Administration Supervisor

Chapter III Principles Pertaining to Trading of NHI shares, etc. by Nomura Group Officers and Employees

(Trading of NHI shares, etc. by Officers)

Article 5	Officers of Nomura Group shall not, in principle trade NHI shares, etc. However, this shall not apply to the cases specified in the following point:

(1) Purchase of NHI shares through Nomura Group Board of Directors Stock Ownership Plan

(2) Trading of NHI shares, etc. executed after obtaining approvals from NHI Screening Directors during Open Window Period

2. Details of the approval application procedure noted in point (2) of the preceding paragraph shall be determined separately by each Nomura Group company.

3. Trading of NHI shares, etc. by Officers is allowed only if they place a market order for a purchase/sale before the market opens or a sale order based on a VWAP target transaction on the business day following the day on which the approval set forth in point (2) of paragraph 1 has been obtained.

4. Notwithstanding the preceding paragraph, trading of NHI shares, etc. by officers of overseas subsidiaries after obtaining the approval set forth in point (2) of paragraph 1 shall be executed in accordance with the methods prescribed in each region.

(Trading of NHI shares, etc. by Employees)

Article 6	Whenever Employees of Nomura Group trade in NHI shares, etc., they shall obtain prior approval from a specified approver, which is designated in advance in each company.

2. Employees of Nomura Group shall not trade NHI shares, etc. during the period from the day following the end of Nomura Holding’s quarterly results periods until the day on which the relevant financial results are announced (Hereinafter referred to as “Blackout Period”).

[Nomura Holdings, Inc.]	[Translation]

(Trading of NHI shares, etc. by Employees of Nomura Insider Departments)

Article 7

Employees of departments that are expected to handle Corporate Confidential Information of Nomura Holdings, Inc. on a regular basis (Hereinafter referred to as “Nomura Insider Departments”) may trade NHI shares, etc. only during the Open Window Period.

2. The scope of Nomura Insider Departments noted in the preceding paragraph and procedures, etc. for actual trading shall be separately prescribed by each Nomura Group company.

(Holding Period)

Article 8	In principle, Nomura Group’s Officers and Employees shall not sell NHI shares, etc. for a period of six months from the date of purchase.

2. Notwithstanding the preceding paragraph, the holding period restriction shall not be applied with respect to the sale of NHI shares, etc. which were acquired through Nomura Group Board of Directors Stock Ownership Plan and Nomura Group Employees Stock Ownership Plan, acquired through the cumulative stock investment and acquired through the exercise of stock options.

(Transaction Account)

Article 9

When Officers and Employees of Nomura Group in Japan (This includes persons who concurrently serve as Officers or Employees of overseas subsidiaries and persons who are seconded to overseas subsidiaries, etc.) want to trade NHI shares, etc. (This includes the sale of NHI shares acquired through the exercise of stock options. The same shall apply hereinafter in this Article.), the transaction shall be carried out in a Nomura Securities Co. Ltd transaction account. However, this shall not apply to cases where the Compliance Administration Supervisor specifically approves.

2. Each region separately specifies a transaction account for Officers and Employees of overseas subsidiaries (excluding those who concurrently serve as officers and employees of Nomura Group in Japan and persons who are seconded from Nomura Group Company in Japan)

(Maintenance of Internal Rules, etc.)

Article 10

Each Nomura Group Company shall, pursuant to these Rules, maintain internal rules that provide for the matters listed in the following points related to the trading of NHI shares, etc. Internal rules that provide for the matters listed in the following points shall be established:

(1) Matters concerning the principle of prohibition of trading of NHI shares, etc. by officers

(2) Matters related to specific procedures, etc. for cases where officers may exceptionally trade NHI shares, etc.

(3) Matters concerning the prohibition period for trading of NHI shares, etc. by employees

(4) Matters concerning the approval procedures, etc. for trading of NHI shares, etc. by employees

(5) Matters concerning the holding period of NHI shares, etc. for officers and employees

(6) Matters concerning the scope of Nomura Insider Department, the trading of NHI shares, etc. by Nomura Insider Department employee is limited to during the Open Window Period, the procedures etc. pertaining to the trade of NHI shares, etc. by Nomura Insider Department employee in cases where a Nomura Insider Department is to be established

2. With regard to overseas subsidiaries, internal rules set forth in the preceding paragraph may be maintained for each region.

3. Each Nomura Group company shall report to Group Compliance Department Head in advance when establishing, revising or abolishing the internal rules in Paragraph 1.

[Nomura Holdings, Inc.]	[Translation]

4. Each Nomura Group company shall not establish any internal rules that contradict or conflict with the contents of these Rules.

Chapter IV Applicability of Secondment and Concurrent Service

(Trade of NHI shares, etc. etc. by seconded employees within Nomura Group)

Article 11

Where a person (excluding employees belonging to Nomura Insider Departments as defined in Article 7) is seconded from one company in Nomura Group to another company, etc. in Nomura Group as an officer or employee carries out trades in NHI shares, etc., the procedures of the seconded company shall apply.

2. Notwithstanding the provisions of the preceding paragraph, where a person seconded from Nomura Securities Co., Ltd. to another Nomura Group company, etc. as an officer or employee carries out trades in NHI shares, etc., both procedures for the seconded company and Nomura Securities Co., Ltd., shall apply.

(Trade of NHI shares, etc. by employees seconded to companies outside Nomura Group)

Article 12	Persons seconded from a single company within Nomura Group to a company, etc. outside Nomura Group as an officer or employee are to comply with the internal rules of the seconded company.

(Trade of NHI shares, etc. by Nomura Group Officers who concurrently hold positions within Nomura Group)

Article 13

When officers engaged in the business of multiple companies within Nomura Group trade NHI shares, etc., they shall follow the procedures of each company (excluding companies that are part-time.) in accordance with their position.

Chapter V Other Provisions

(In cases not provided for in these Rules)

Article 14	Matters not provided for in these Rules shall be subject to any separate provisions of the respective companies.

(Outside Director or Outside Auditor)

Article 15	These Rules shall not apply to Outside Directors or Outside Auditors who are not full-time employees of Nomura Group companies (excluding Nomura Holdings, Inc. and Nomura Securities Co., Ltd.)

(Others)

Article 16

Among the companies in Nomura Group, listed companies and continuous disclosure companies with minority shareholders as well as their subsidiaries, etc. may be excluded from the application of this Rues with respect to their independence.

[Nomura Holdings, Inc.]	[Translation]

Supplementary Provisions

Article 1 These Rules shall enter into force on 1 January 2002.

Date of Amendment
August 1, 2002	June 26, 2003	April 1, 2006
May 1, 2006	July 1, 2006	January 17, 2007
June 1, 2007	11 23, 2009	February 1, 2010
April 2, 2010	July 1, 2010	September 30, 2010
October 1, 2010	December 1, 2010	December 13, 2010
April 1, 2011	June 28, 2011	July 1, 2011
August 1, 2012	December 1, 2012	September 6, 2013
April 1, 2014	February 1, 2017	April 1, 2017
May 1, 2019